Exhibit 23.3

May 16, 2023

To: TIAN RUIXIANG Holdings Ltd

Room 1001, 10/F, Zhuzong Building, No. 25, East 3rd Ring Middle Road,

Chaoyang District, Beijing

The People’s Republic of China

Re: Consent Letter on TIAN RUIXIANG Holdings Ltd – Form F-3

Dear Sirs or Madams,

We are qualified lawyers of the People’s Republic of China (the “PRC”, for the purpose of this consent only, the PRC shall not include the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan).

We act as the PRC counsel to TIAN RUIXIANG Holdings Ltd (the “Company”), a company incorporated under the laws of the Cayman Islands, in connection with the filing on Form F-3 to register up to $200,000,000 of securities of the Company in a shelf registration statement.

We hereby consent to the reference to our name in such registration statement.

This Consent is rendered solely to you for the filing on Form F-3 and may not be used for any other purpose. In giving such consent, we do not thereby admit that we fall within the category of the person whose consent is required under Section 7 of the U.S. Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully,

/s/ Beijing Jingshi Law Firm Liaocheng Office

Beijing Jingshi Law Firm Liaocheng Office

山东省聊城市开发区黄河路与华山路交汇处友联文化城5层
5F,Youlian Cultural Building, Intersection between Huanghe Road and Huashan Road,Development Zone, Liaocheng, Shandong, China;